Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:

MEDIA:	ANALYSTS:
Katrina W. Parker, 312/822-5167	Nancy M. Bufalino, 312/822-7757
Sarah J. Pang, 312/822-6394	Marie Hotza, 312/822-4278
David C. Adams, 312/822-2183
CNA FINANCIAL ANNOUNCES SECOND QUARTER 2010 RESULTS:
NET OPERATING INCOME OF $269 MILLION, NET INCOME OF $283 MILLION,
P&C COMBINED RATIO OF 89.4%,
NET OPERATING ROE OF 9.5%
BOOK VALUE PER COMMON SHARE OF $40.43,
AN INCREASE OF 6% FROM MARCH 31, 2010
CHICAGO, August 2, 2010 — CNA Financial Corporation (NYSE: CNA) today announced second quarter 2010 results, which included net operating income of $269 million, or $0.91 per common share, and net income of $283 million, or $0.96 per common share. Property & Casualty Operations combined ratio for the second quarter was 89.4%. Book value per common share was $40.43 at June 30, 2010, as compared to $37.97 at March 31, 2010 and $35.91 at December 31, 2009.

	Results for the Three Months		Results for the Six Months
	Ended June 30 (a)		Ended June 30 (a)
($ millions)	2010	2009	2010	2009
Net operating income	$269	$305	$492	$454
Net realized investment gains (losses)	13	(199)	35	(543)

Net income (loss) from continuing operations	282	106	527	(89)
Net income (loss) from discontinued operations	1	(1)	1	(1)

Net income (loss)	$283	$105	$528	$(90)

(a)	References to net operating income (loss), net realized investment gains (losses), net income (loss) from continuing operations and net income (loss) used in this press release reflect amounts attributable to CNA, unless otherwise noted. Management utilizes the net operating income financial measure to monitor the Company’s operations. Please refer to Note N of the Consolidated Financial Statements within the 2009 Form 10-K for further discussion of this measure.

Earnings (Loss) Per Share Attributable to Common Stockholders

	Results for the		Results for the
	Three Months		Six Months
	Ended June 30		Ended June 30
	2010	2009	2010	2009
Net operating income	$1.00	$1.14	$1.83	$1.68
2008 Senior Preferred dividend	(0.09)	(0.12)	(0.19)	(0.23)

Net operating income attributable to CNA common stockholders	0.91	1.02	1.64	1.45
Net realized investment gains (losses)	0.05	(0.74)	0.13	(2.01)

Net income (loss) from continuing operations	0.96	0.28	1.77	(0.56)
Net income (loss) from discontinued operations	—	(0.01)	0.01	(0.01)

Net income (loss) attributable to CNA common stockholders	$0.96	$0.27	$1.78	$(0.57)

Net operating income decreased $36 million for the three months ended June 30, 2010 as compared with the same period in 2009. This decrease was primarily due to lower net investment income, driven by significantly decreased limited partnership results, and decreased current accident year underwriting results, partially offset by increased favorable net prior year development. For the three months ended June 30, 2010, catastrophe losses were $31 million after-tax, as compared to catastrophe losses of $28 million after-tax for the same period in 2009. Our Property & Casualty Operations produced second quarter combined ratios of 89.4% and 98.1% in 2010 and 2009.
“We are pleased to report our second quarter results, which include strong P&C underwriting results and solid investment results,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation. “Continued growth in our book value per common share — up 13% to $40.43 from year end 2009 — reflects the ongoing improvement of market values in our investment portfolio and consistent earnings.
“Our Specialty segment, which represents 45% of P&C Operations’ net written premiums, continues to deliver very strong underwriting results with a 79% combined ratio in the second quarter. In our Commercial segment, our efforts to re-profile the business to improve its profitability in the face of continued market and economic pressures are ongoing. Improvement in the overall level of rate as well as pricing differentiation are early signs of progress.”

Pretax net investment income for the three months ended June 30, 2010 decreased $154 million as compared with the same period in 2009. The decrease was primarily driven by significantly lower limited partnership results.
After-tax net realized investment results improved $212 million for the three months ended June 30, 2010 as compared with the same period in 2009, driven by significantly lower other-than-temporary impairment (OTTI) losses recognized in earnings.
Net operating income improved $38 million for the six months ended June 30, 2010 as compared with the same period in 2009. This improvement was primarily due to increased favorable net prior year development, partially offset by decreased current accident year underwriting results, including higher catastrophe losses. For the six months ended June 30, 2010, after-tax catastrophe losses were $57 million, as compared to $36 million for the same period in 2009. Our Property & Casualty Operations produced combined ratios of 95.7% and 98.1% in 2010 and 2009.
Pretax net investment income for the six months ended June 30, 2010 improved $16 million as compared with the same period in 2009. The improvement was primarily driven by an investment shift from lower yielding short term assets to higher yielding long term bonds, partially offset by a decrease in limited partnership income.
After-tax net realized investment results improved $578 million for the six months ended June 30, 2010 as compared with the same period in 2009, driven by significantly lower OTTI losses recognized in earnings.
As previously reported, on July 14, 2010, we entered into an agreement with National Indemnity Company (NICO), a subsidiary of Berkshire Hathaway Inc., under which our legacy asbestos and environmental pollution (A&E) liabilities will be ceded to NICO. Under the terms of the transaction, effective January 1, 2010 we will cede approximately $1.6 billion of net A&E liabilities to NICO under a retroactive reinsurance agreement with an aggregate limit of $4 billion. We will pay to NICO a reinsurance premium of $2 billion and also transfer to NICO the right to collect billed third party reinsurance receivables with a net book value of approximately $200 million. To secure its obligations, NICO will deposit $2.2 billion in a collateral trust for our benefit. In addition, Berkshire Hathaway Inc. will guarantee the payment obligations of NICO up to the full aggregate reinsurance limit as well as certain of NICO’s performance obligations under the trust agreement. The closing of this transaction is subject to the receipt of required regulatory approvals and the satisfaction of other closing conditions. The closing is expected to occur in the third quarter of 2010 at which time we expect to recognize an after-tax loss of approximately $375 million.

Business Operating Highlights
CNA Specialty provides professional and management liability as well as other property and casualty coverages and services, both domestically and abroad, through a network of brokers, managing general underwriters and independent agencies.
•	Net written premiums decreased $8 million for the three months ended June 30, 2010 as compared with the same period in 2009. The decrease in net written premiums was driven by our architects & engineers and CNA HealthPro lines of business, as current economic and competitive market conditions have led to decreased insured exposures and lower rates. Average rate decreased 2% for the three months ended June 30, 2010 and 2009 for the policies that renewed in each period. Retention rates of 85% and 84% were achieved for those policies that were available for renewal in each period.
•	Net operating income improved $17 million for the three months ended June 30, 2010 as compared with the same period in 2009. This improvement was primarily due to increased favorable net prior year development, partially offset by lower net investment income and higher expenses.
•	The combined ratio improved 10.8 points for the three months ended June 30, 2010 as compared with the same period in 2009. The loss ratio improved 12.2 points primarily due to favorable net prior year development. The expense ratio increased 1.3 points, primarily related to higher underwriting expenses and commission rates.
•	Net income improved $94 million for the three months ended June 30, 2010 as compared with the same period in 2009. This was primarily due to improved net realized investment results and net operating income, as discussed above.
CNA Commercial works with an independent agency distribution system and network of brokers to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses and organizations domestically and abroad.
•	Net written premiums decreased $102 million for the three months ended June 30, 2010 as compared with the same period in 2009. Net written premiums were unfavorably impacted by decreased insured exposures and decreased new business as a result of competitive market conditions. Average rate increased 2% for the three months ended June 30, 2010, as compared to flat rates for the three months ended June 30, 2009 for policies that renewed in each period. Retention rates of 79% and 80% were achieved for those policies that were available for renewal in each period.
•	Net operating income decreased $43 million for the three months ended June 30, 2010 as compared with the same period in 2009. This decrease was primarily driven by significantly lower net investment income and decreased current accident year underwriting results, partially offset by increased favorable net prior year development.
•	The combined ratio improved 6.4 points for the three months ended June 30, 2010 as compared with the same period in 2009. The loss ratio improved 10.5 points primarily due to increased favorable net prior year development, partially offset by increased catastrophe losses and the impact of a higher current accident year non-catastrophe loss ratio. The expense ratio increased 3.1 points primarily related to higher underwriting expenses and the lower net earned premium base.
•	Net income improved $65 million for the three months ended June 30, 2010 as compared with the same period in 2009. This was due to improved net realized investment results, partially offset by lower net operating income, as discussed above.

Life & Group Non-Core primarily includes the results of the life and group lines of business that are in run-off. Net earned premiums relate primarily to the individual and group long term care businesses.
•	Net loss increased $2 million for the three months ended June 30, 2010 as compared with the same period in 2009. This was primarily due to less favorable performance on our pension deposit business and decreased net realized investment results, largely offset by the favorable period over period impact of a $28 million after-tax legal accrual recorded in the second quarter of 2009 related to a previously held limited partnership investment.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business primarily in run-off, including CNA Re. This segment also includes the results related to the centralized adjusting and settlement of asbestos and environmental pollution.
•	Net results improved $19 million for the three months ended June 30, 2010 as compared with the same period in 2009 primarily due to improved net realized investment results, partially offset by lower net investment income.

Segment Results for the Three Months Ended June 30, 2010

					Corporate
	CNA	CNA	Total P&C	Life & Group	& Other
($ millions)	Specialty	Commercial	Operations	Non-Core	Non-Core	Total
Net operating income (loss)	$168	$124	$292	$(18)	$(5)	$269
Net realized investment gains (losses)	21	(14)	7	(1)	7	13

Net income (loss) from continuing operations	$189	$110	$299	$(19)	$2	$282

Segment Results for the Three Months Ended June 30, 2009

					Corporate
	CNA	CNA	Total P&C	Life & Group	& Other
($ millions)	Specialty	Commercial	Operations	Non-Core	Non-Core	Total
Net operating income (loss)	$151	$167	$318	$(26)	$13	$305
Net realized investment gains (losses)	(56)	(122)	(178)	9	(30)	(199)

Net income (loss) from continuing operations	$95	$45	$140	$(17)	$(17)	$106

Segment Results for the Six Months Ended June 30, 2010

					Corporate
	CNA	CNA	Total P&C	Life & Group	& Other
($ millions)	Specialty	Commercial	Operations	Non-Core	Non-Core	Total
Net operating income (loss)	$296	$221	$517	$(17)	$(8)	$492
Net realized investment gains (losses)	30	—	30	(5)	10	35

Net income (loss) from continuing operations	$326	$221	$547	$(22)	$2	$527

Segment Results for the Six Months Ended June 30, 2009

					Corporate
	CNA	CNA	Total P&C	Life & Group	& Other
($ millions)	Specialty	Commercial	Operations	Non-Core	Non-Core	Total
Net operating income (loss)	$260	$238	$498	$(48)	$4	$454
Net realized investment losses	(127)	(242)	(369)	(115)	(59)	(543)

Net income (loss) from continuing operations	$133	$(4)	$129	$(163)	$(55)	$(89)

Property & Casualty Operations Gross Written Premiums

	Three Months Ended June 30		Six Months Ended June 30
($ millions)	2010	2009	2010	2009
CNA Specialty	$1,043	$1,031	$2,093	$2,124
CNA Commercial	936	1,052	1,848	2,064

Total P&C Operations	$1,979	$2,083	$3,941	$4,188

Property & Casualty Operations Net Written Premiums

	Three Months Ended June 30		Six Months Ended June 30
($ millions)	2010	2009	2010	2009
CNA Specialty	$647	$655	$1,303	$1,327
CNA Commercial	838	940	1,667	1,860

Total P&C Operations	$1,485	$1,595	$2,970	$3,187

Property & Casualty Calendar Year Loss Ratios

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
CNA Specialty	48.2%	60.4%	54.8%	60.2%
CNA Commercial	60.7%	71.2%	67.4%	71.2%

Total P&C Operations	55.0%	66.4%	61.7%	66.3%

Property & Casualty Calendar Year Combined Ratios

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
CNA Specialty	79.0%	89.8%	85.7%	89.5%
CNA Commercial	98.2%	104.6%	103.9%	104.9%

Total P&C Operations	89.4%	98.1%	95.7%	98.1%

CNA Specialty Effect of Catastrophe Impacts and Development-Related Items

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Combined ratio excluding the effect of catastrophe impacts and development-related items	97.1%	94.6%	96.8%	94.3%
Effect of catastrophe impacts	0.5	0.3	0.4	0.3
Effect of development-related items	(18.6)	(5.1)	(11.5)	(5.1)

Combined ratio	79.0%	89.8%	85.7%	89.5%

CNA Commercial Effect of Catastrophe Impacts and Development-Related Items

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Combined ratio excluding the effect of catastrophe impacts and development-related items	110.5%	104.3%	108.3%	105.3%
Effect of catastrophe impacts	5.7	4.8	5.2	3.1
Effect of development-related items	(18.0)	(4.5)	(9.6)	(3.5)

Combined ratio	98.2%	104.6%	103.9%	104.9%

Property & Casualty Operations Effect of Catastrophe Impacts and Development-Related Items

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Combined ratio excluding the effect of catastrophe impacts and development-related items	104.5%	100.1%	103.3%	100.6%
Effect of catastrophe impacts	3.3	2.9	3.0	1.9
Effect of development-related items	(18.4)	(4.9)	(10.6)	(4.4)

Combined ratio	89.4%	98.1%	95.7%	98.1%

About the Company
Serving businesses and professionals since 1897, CNA is the country’s seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA’s services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered trademark of CNA Financial Corporation.
Conference Call and Webcast Information:
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (877) 719-9810, or for international callers, (719) 325-4806. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details.
The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available through August 9, 2010 by dialing (888) 203-1112, or for international callers, (719) 457-0820. The replay passcode is 9858540. The replay will also be available on CNA’s website. Financial supplement information related to the second quarter results is available on the investor relations pages of the CNA website or by contacting David Adams at (312) 822-2183.
FINANCIAL MEASURES
In evaluating the results of CNA Specialty and CNA Commercial, management utilizes the combined ratio, the loss ratio, the expense ratio and the dividend ratio. These ratios are calculated using accounting principles generally accepted in the United States of America (GAAP) financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP. For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer to CNA’s filings with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
FORWARD-LOOKING STATEMENT
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA and, with respect to the agreement to reinsure asbestos and environmental pollution (A&E) liabilities referenced in this press release, include the satisfaction of the conditions to closing, including receipt of regulatory approvals, whether the contemplated transaction will close, whether the other parties to the contemplated transaction will fully perform their obligations to CNA, the uncertainty in estimating loss reserves for A&E claims and the possible continued exposure of CNA to liabilities for A&E claims. For a detailed description of other risks and uncertainties affecting CNA, please refer to CNA’s filings with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
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